Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	March 19, 2009 Tim Ryan, The Shoreham Group 646 342 6199

NEOPROBE’S PHASE 3 LYMPHOSEEK STUDY ACHIEVES POSITIVE RESULTS
Objective Reached in Clinical Study of Patients with Breast Cancer or Melanoma

DUBLIN, OHIO – March 19, 2009 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that a multicenter Phase 3 study of Lymphoseek® has reached the accrual of 203 lymph nodes, the study’s primary accrual objective. The multi-center open label study has been conducted in patients with either breast cancer or melanoma. Based upon a review of the preliminary data from the study, the primary efficacy end-point of the study was achieved.

David Bupp, Neoprobe’s President and CEO, said, “Neoprobe is pleased to announce this successful accrual milestone in the first Phase 3 study of Lymphoseek (NEO3-05). In the Phase 2 multi-center study of Lymphoseek, which was conducted in patients with breast cancer or melanoma, an overall localization rate of 94% in lymph nodes was achieved in those patients where both a patent blue dye and Lymphoseek were used. A similar concordance rate of 94% was established by Neoprobe and FDA as the primary efficacy objective for the Phase 3 trial, NEO3-05. Based upon the intraoperative worksheets and preliminary pathology reports, we believe that the primary efficacy end-point of NEO3-05 has been achieved and no incidents related to drug safety have been reported in the Lymphoseek studies. Upon completion of a full analysis of the Phase 3 data, we will provide a complete update on the study results after all clinical data has been reviewed by our internal clinical team and external consultants. We expect full data will be available in the 2nd quarter of 2009.  We intend to hold a conference call to discuss the full trial results when the study reviews have been completed.”

Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping.  A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma is concluding and a protocol for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma has been submitted to the U.S. Food and Drug Administration and the European Medicines Agency.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

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NEOPROBE CORPORATION
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Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.